EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

AMCC (UK) Limited
AMCC France s.a.r.l.
AMCC Deutschland GmbH
AMCC Japan Co., Ltd.
Applied Micro Circuits Corporation Canada
AMCC Sales Corporation
AMCC China, Inc.
Law 1111 Limited
AMCC Technology Solutions India Pvt. Ltd.
AMCC Enterprise Corporation